UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ALLIANCE FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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February 15, 2013

Dear Shareholder:

We recently mailed you a Joint Proxy Statement/Prospectus in connection with our upcoming special meeting of shareholders to be held on March 7, 2013. According to our records, we have not yet received your vote.

It is very important that your shares be voted, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by submitting a proxy through the Internet or by telephone as soon as possible to make sure your shares are represented at the special meeting. If you hold shares through a bank or broker, please use the voting instructions you have received from your bank or broker.

Please take a moment to VOTE your shares by:

•	Internet: Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.

•

Telephone: Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

•	Mail: Sign, date and mail your proxy card in the envelope provided as soon as possible.

Our Board of Directors unanimously recommends that you vote “FOR” adoption of the merger agreement, “FOR” approval, on an advisory (non-binding) basis, of the golden parachute compensation payable to the named executive officers of Alliance in connection with the merger, and “FOR” the adjournment proposal.

Please disregard this letter if you have already voted your shares. Thank you for your cooperation and support.

Sincerely,

Jack H. Webb

Chairman, President and Chief Executive Officer